EXHIBIT 10.20

UNICORP, INC.

March 9, 2006

La Mesa Partners, L.C.
Attn: Ken Hooper
6200 Virginia Parkway, Suite 200
McKinney, Texas 75071

Re: Letter of Intent - Lease Acquisition, Ohio and Logan Counties, Kentucky

Dear Mr. Hooper:

This Letter of Intent confirms the verbal agreements between Unicorp, Inc and La Mesa Partners, L.C., concerning Unicorp’s acquisition of certain leases currently owned by La Mesa. As a result of timing, certain agreements have not been prepared and available for signatures at the time of closing on the lease acquisitions in Ohio and Logan Counties, Kentucky.

La Mesa hereby agrees to provide the following documentation to Unicorp within thirty (30) days of this letter:

1.	Assignment of all leases described on Exhibit “A” to that certain Farmout Agreement between La Mesa Partners and Affiliated Holdings, Inc. dated as of April 12, 2005.

2.
Acceptable Farmout Agreement between La Mesa Partners and Affiliated Holdings, Inc. relating to the leases owned by La Mesa in Logan County, Kentucky and assignment of all leases described on Exhibit “A” to be included on such Farmout Agreement.

3.	La Mesa acknowledges payment of $100,000 and the issuance by Unicorp of a convertible note in the principal amount of $75,000 as full payment for the above listed leases.

If La Mesa is in agreement with the above terms, please so signify by signing below.

Sincerely yours,

/s/ Kevan Casey
Kevan Casey
Chief Executive Officer

La Mesa Partners, L.C.

By: /s/ Ken Hooper
Ken Hooper, President